Exhibit 99.1

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.
GOVERNANCE AND NOMINATING COMMITTEE CHARTER

I. PURPOSE

The Governance and Nominating Committee (the “Committee”) is appointed by the Board of Directors (the “Board”): (1) to assist the Board by identifying qualified candidates for director, and to recommend to the Board the director nominees for the next annual meeting of shareholders; (2) to lead the Board in its annual review of the Board’s performance; (3) to recommend to the Board director nominees for each Board Committee; (4) to oversee the annual process of evaluation of the performance of the Company’s management; and (5) to develop and recommend to the Board corporate governance guidelines applicable to the Company.

To assist in carrying out its duties, the Committee shall have sole authority to retain and terminate any search firm to be used to identify candidates to serve as a director, including sole authority to approve the search firm’s fees and other retention terms, provided these are within approved Company budgets. In addition, the Committee shall have authority to obtain advice and assistance from internal or external legal, accounting, or other advisors.

II. COMPOSITION

The Committee shall be comprised of no fewer than three members. All members of the Committee shall meet the independence requirements of the NASDAQ Stock Market.

Committee members shall be elected by the Board and may be replaced by the Board. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

The Governance and Nominating Committee shall meet at least twice a year and at such other times as it deems necessary to carry out its responsibilities. The Chair of the Committee and/or the Board may call such meetings. If possible and for convenience, such meetings shall be held on the same day or occasion as in-person Board meetings.

IV. GOALS, RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Governance and Nominating Committee shall, among other things:

1.	Evaluate the current composition, organization and governance of the Board and its Committees, and make recommendations to the Board for approval.

2.	Determine desired Board member skills and attributes and conduct searches for prospective directors whose skills and attributes reflect those desired. Evaluate and propose nominees for election to the Board of Directors. At a minimum, nominees for service on the Board must meet the threshold requirements set forth in the Governance and Nominating Committee Policy Regarding Qualifications of Directors attached as Appendix A hereto. Each nominee will be considered both on his or her individual merits and in relation to existing or other potential members of the Board, with a view to establishing a well-rounded, committed, knowledgeable, and experienced Board.

3.	Administer the annual Board of Directors performance evaluation process, including conducting surveys of director observations, suggestions, and preferences.

4.	Evaluate and make recommendations to the Board of Directors concerning the appointment of directors to Board committees, the selection of Board committee chairs, and proposal of the slate of directors for election to the Board.

5.	Consider bona fide candidates recommended by shareholders for nomination for election to the Board in accordance with the Procedures for Shareholders Submitting Nominating Recommendations attached hereto as Appendix B. The Committee will consider such candidates in accordance with the policies set forth in Policy on Shareholder Recommendation of Candidates for Election of Directors attached hereto as Appendix C.

6.	As necessary in the Committee’s judgment from time to time, retain and compensate third party search firms, within budget, to assist in identifying or evaluating potential nominees to the Board.

7.	Evaluate and recommend termination of membership of individual directors in accordance with the Board of Directors’ governance principles, for cause or for other appropriate reasons.

8.	Evaluate and consider matters relating to the qualifications of directors.

9.	Oversee the annual process of performance evaluations of the Company’s management.

10.	Oversee the process of succession planning for the Chief Executive Officer and as warranted, other senior officers of the Company.

11.	Develop, adopt, and oversee the implementation of a Code of Business Conduct and Ethics for all directors, executive officers, and employees of the Company.

12.	Review and maintain oversight of matters relating to the independence of Board and committee members, keeping in mind the independence standards of the Sarbanes-Oxley Act of 2002 and the rules of the NASDAQ Stock Market.

13.	Develop and monitor compliance with a set of corporate governance principles for the Company, and periodically recommend any proposed changes to the Board for approval.

14.	Oversee and assess the effectiveness of the relationship between the Board and Company management.

15.	Form and delegate authority to subcommittees when appropriate.

16.	Make regular reports to the Board concerning its activities.

17.	Annually review and reassess the adequacy of this Charter and the appendices hereto and recommend any proposed changes to the Board for approval.

18.	Annually evaluate its own performance.

19.	Fulfill such other duties and responsibilities as may be assigned to the Committee, from time to time, by the Board and/or the Chairman of the Board.

APPENDIX A

Nominating And Governance Committee Policy Regarding Qualifications of Directors

The Nominating and Governance Committee (the “Committee”) of Lakewood-Amedex Biotherapeutics Inc. (the “Company”) believes that members of the Company’s Board of Directors (the Board”) must possess certain basic personal and professional qualities to properly discharge their fiduciary duties to shareholders, provide effective oversight of the management of the Company and monitor the Company’s adherence to principles of sound corporate governance. It is therefore the policy of the Committee that all persons nominated to serve as a director of the Company should possess the minimum qualifications described in this Policy. These are only threshold criteria, however, and the Committee will also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances. This Policy may be modified by the Committee from time to time.

1.	Integrity and Ethical Values. Candidates should possess the highest personal and professional standards of integrity and ethical values.

2.	Commitment. Candidates must be committed to promoting and enhancing the long-term value of the Company for its shareholders.

3.	Absence of Conflicts of Interest. Candidates should not have any interests that would materially impair his or her ability to (i) exercise independent judgment, or

(ii) otherwise discharge the fiduciary duties owed as a director to the Company and its shareholders.

4.	Fair and Equal Representation. Candidates must be able to represent fairly and equally all shareholders of the Company without favoring or advancing any particular shareholder, or other constituency of the Company.

5.	Achievement. Candidates must have demonstrated achievement in one or more fields of business, financial, professional, governmental, community, scientific or educational endeavor, and possess mature and objective business judgment and expertise

6.	Oversight. Candidates are expected to have sound judgment, derived from management or policy-making experience (which may be as a director, advisor or consultant), that demonstrates an ability to function effectively in an oversight role.

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7.	Business Understanding. Candidates must have a general appreciation regarding major issues facing private and public companies of a size and operational scope similar to the Company. These include:

●	contemporary governance concerns;

●	regulatory obligations of a private or public issuer;

●	strategic business planning;

●	competition in a global economy; and

●	basic concepts of corporate accounting and finance.

8.	Available Time. Candidates must have, and be prepared to devote, adequate time to the Board and its committees. It is expected that each candidate will be able to arrange their business and professional commitments, including service as employees of, or on the boards of, other companies and organizations, so that they are available to attend the meetings of the Company’s Board and any committees on which they serve, as well as the Company’ s annual meeting of shareholders.

9.	Board Policies. The candidate’s election must not conflict with any applicable Board Policies.

10.	Limited Exceptions. Under exceptional and limited circumstances, the Committee may approve the candidacy of a nominee who does not satisfy all of these requirements, if it believes the service of such nominee is in the best interests of the Company and its shareholders.

11.	Additional Qualifications. In approving candidates for election as director, the Committee will also assure that:

●	at least a majority of the directors serving at any time on the Board are independent, as defined under the rules of the NASDAQ stock exchange;

●	at least three of the directors satisfy the financial literacy requirements required for service on the audit committee under the rules of the NASDAQ stock exchange;

●	at least one of the directors qualifies as an audit committee financial expert under the rules of the Securities and Exchange Commission; and

●	the independent directors should have general familiarity with an industry or industries in which the Company conducts a substantial portion of its business, or in related industries.

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APPENDIX B

Procedures for Shareholders Submitting Nominating Recommendations

The Nominating and Governance Committee (the “Committee”) of Lakewood-Amedex Biotherapeutics Inc., (the “Company”) has adopted the following procedures for Company shareholders to submit recommendations for nomination to the Company’s Board of Directors (the “Board”). The Committee may amend these procedures from time to time.

1.	Security Holders Entitled to Make Submissions. The Committee will accept for consideration submissions of recommendations for the nomination of directors from shareholders who meet the minimum percentage ownership requirements that the Board may establish from time to time. Submissions of such recommendations must comply with the requirements set forth below. Acceptance of a recommendation for consideration does not imply that the Committee will nominate the recommended candidate.

2.	Manner and Address for Submission. All shareholder nominating recommendations must be in writing and addressed to the Committee, care of the Company’s corporate secretary at the Company’s principal offices. Submissions must be made by mail, courier, or personal delivery. E-mailed submissions will not be considered.

3.	Information Concerning the Recommending Shareholders. A nominating recommendation must be accompanied by the following information concerning each recommending shareholder:

●	The name and address, including telephone number, of the recommending shareholder;

●	The number of the Company’s shares owned by the recommending shareholder and the time period for which such shares have been held;

●	If the recommending shareholder is not a shareholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the shareholder and a statement from the recommending shareholder of the length of time that the shares have been held. Alternatively, the shareholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the Securities and Exchange Commission reflecting the holdings of the shareholder, together with a statement of the length of time that the shares have been held; and,

●	A statement from the shareholder as to whether the shareholder has a good faith intention to continue to hold the reported shares through the date of the Company’s next annual meeting of shareholders.

4.	Information Concerning the Proposed Nominee. A nominating recommendation must be accompanied by the following information concerning the proposed nominee:

●	the information required by Item 401 of Regulation S-K (generally providing for disclosure of the name, address, and business experience for the past five years of the proposed nominee, as well as information regarding certain types of legal proceedings within the past five years involving the nominee);

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●	the information required by Item 403 of Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of the Company); and

●	the information required by Item 404 of Regulation S-K (generally providing for disclosure of transactions between the Company and the proposed nominee valued in excess of $60,000 and certain other types of business relationships with the Company).

5.	Relationships Between the Proposed Nominee and the Recommending Shareholder. The nominating recommendation must describe all relationships between the proposed nominee and the recommending shareholder, and any agreements or understandings regarding the nomination, including those between the recommending shareholder and the nominee.

6.	Other Relationships of the Proposed Nominee. The nominating recommendation shall describe all relationships between the proposed nominee and any of the Company’s competitors, customers, suppliers, labor unions or other persons with special interests regarding the Company.

7.	Qualifications of the Proposed Nominee. The recommending shareholder must furnish a statement supporting its view that the proposed nominee possesses the minimum qualifications prescribed by the Committee for nominees, and briefly describing the contributions that the nominee would be expected to make to the board and to the governance of the Company.

8.	Ability to Represent All Shareholders. The recommending shareholder must state whether, in the view of the shareholder, the nominee, if elected, would represent all shareholders, and not serve for the purpose of advancing or favoring any particular shareholder, or other constituency of the Company.

9.	Consent to be interviewed by the Committee and, if nominated and elected, to serve. The nominating recommendation must be accompanied by the written consent of the proposed nominee to: (a) be considered by the Committee and interviewed if the Committee chooses to do so in its discretion, and (b) if nominated and elected, to serve as a director of the Company. The recommending shareholder must furnish the proposed nominee’s contact information for this purpose.

10.	Timing for Submissions Regarding Nominees for Election at Annual Meetings. A shareholder (or group of shareholders) wishing to submit a nominating recommendation for an annual meeting of shareholders must ensure that it is received by the Company, as provided above, not later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of shareholders. If the date of the annual meeting of shareholders for the current year is more than 30 days following the first anniversary date of the annual meeting of shareholders for the prior year, the submission of a recommendation will be considered timely if it is submitted a reasonable time in advance of the mailing of the Company’s proxy statement for the annual meeting of shareholders for the current year.

11.	Shareholder Groups. If a recommendation is submitted by a group of two or more shareholders, the information regarding recommending shareholders set forth in paragraph three above must be submitted with respect to each shareholder in the group.

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APPENDIX C

Policy on Shareholder Recommendation of Candidates for Election as Directors

1. It is the policy of Lakewood-Amedex Biotherapeutics Inc., (the “Company”) that the Nominating and Governance Committee (the “Committee”) of the Board of Directors (the “Board”) consider recommendations for the nomination of directors submitted by holders of the Company’s shares entitled to vote generally in the election of directors.

2. In order for the recommendation of a security holder to be considered under this Policy, the recommending shareholder or group of shareholders must have held at least five percent (5%) of the Company’s voting common stock for at least one year as of the date the recommendation was made.

3. For each annual meeting of shareholders, the Committee will accept for consideration only one recommendation from any shareholder or affiliated group of shareholders. An affiliated group of shareholders means shareholders constituting a group under Regulation 13D.

4. The Committee will also consider the extent to which the shareholder making the nominating recommendation intends to maintain its ownership interest in the Company.

5. The Committee will only consider recommendations of nominees who satisfy the minimum qualifications prescribed by the Committee for board candidates, including that a director must represent the interests of all shareholders and not serve for the purpose of favoring or advancing the interests of any particular shareholder group or other constituency.

6. Only those recommendations whose submission complies with the procedural requirements adopted by the Committee will be considered by the Committee.

7. All recommendations submitted by shareholders will be considered in the same manner and under the same process as any other recommendations submitted from other sources.

8. The Committee will select candidates for nomination for the Board according to the qualification criteria established by the Committee.

9. This Policy may be revised or revoked by the Board or the Committee at any time.

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